PROSPECTUS SUPPLEMENT
DATED JULY 28, 2000
TO PROSPECTUS DATED AUGUST 7, 1998

Registration File No. 333-60243

                             INSIGNIA SYSTEMS, INC.

         Insignia Systems, Inc. has registered 2,470,000 shares of its Common Stock which may be offered by this Prospectus Supplement and the accompanying Prospectus dated August 7, 1998, from time to time by the selling shareholders identified by this Prospectus Supplement or their transferees, pledgees, donees or other successors in interest. This Prospectus Supplement is qualified in its entirety by reference to the more detailed information and the consolidated financial statements of Insignia, including the notes thereto, appearing or incorporated by reference herein or in the accompanying Prospectus dated August 7, 1998.

         This Prospectus Supplement is being filed to updated the named selling shareholders and plan of distribution information contained in the original Prospectus dated August 7, 1998.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 28, 2000

                              SELLING SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of July 28,2000, and as adjusted to reflect the sale of Shares obtained by the Selling Shareholders through the exercise of the Warrants.

                       NAME                        NUMBER OF SHARES        MAXIMUM NUMBER OF      SHARES TO BE BENEFICIALLY
                       ----                       BENEFICIALLY OWNED   SHARES TO BE SOLD(1)(2)   OWNED AFTER THE OFFERING(1)(2)
                                                  PRIOR TO OFFERING    -----------------         ------------------------
                                                  -----------------
                                                                                                  NUMBER             PERCENT
                                                                                                  ------             -------
Ramsdell Irrevocable Trust U/A/D 12/28/92              271,000                 231,000            40,000                *

Ramsdell Family Trust U/A/D 7/7/94(3)                  463,000                 270,000           193,000               2.2

Delaware Charter Guarantee and Trust co. FBO           581,900                 480,000           101,900               1.2
W. Ramsdell-IRA

ERAMKO                                                 140,000                  90,000            50,000                *

Salvatore Totino and Lorraine D. Totino, TIC(4)         64,000                  54,000            10,000                *

Elyse A. Ramsdell                                       70,000                  60,000            10,000                *

Robert S. Ramsdell                                      40,000                  30,000            10,000                *

Richard Berger(5)                                      248,875                  60,000           188,875               2.2

G. Tyler Runnels                                       174,564                  60,000           114,564               1.3

Nancy D. Singer and Edward S. Singer, JTWROS(6)         67,500                  38,000            29,500                *

Milfam I                                               300,000                 300,000             -0-                  *

Delaware Charter Guarantee and Trust Co. FBO            48,000                  48,000             -0-                  *
Dana Benson IRA Rollover Acct. #W073006553

Dana Benson Recovery Fund Acct. #W073006538             12,000                  12,000             -0-                  *

Mark L. Levin                                           30,000                  30,000             -0-                  *

Delaware Charter Gty & Tr Co. FBO                       30,000                  30,000             -0-                  *
Mark L. Levin IRA R/O

Invest, Inc.                                            60,000                  60,000             -0-                  *

Craig C. Avery Prof. Sh. Tr.                            70,000                  60,000            10,000                *

Jack R. Swenson                                         66,000                  60,000             6,000                *

Randall Wooster                                         45,000                  45,000             -0-                  *

Delaware Charter Gty & Tr. Co. FBO                      45,000                  45,000             -0-                  *
Randall Wooster IRA

The Avalon Total Return Fund, L.P.                     180,000                 180,000             -0-                  *

Bear Stearns as Custodian FBO J. Steven Emerson        275,000                 180,000            95,000               1.1
IRA R/O II Account #48360160

                       NAME                        NUMBER OF SHARES        MAXIMUM NUMBER OF      SHARES TO BE BENEFICIALLY
                       ----                       BENEFICIALLY OWNED   SHARES TO BE SOLD(1)(2)   OWNED AFTER THE OFFERING(1)(2)
                                                  PRIOR TO OFFERING    -----------------         ------------------------
                                                  -----------------
                                                                                                  NUMBER             PERCENT
                                                                                                  ------             -------
Stella Rochelle Totino(7)                               20,000                  20,000             -0-                  *

Kathryn Jergens                                          7,000                   7,000             -0-                  *

Lloyd Miller                                            20,000                  20,000             -0-                  *

TOTALS . . . . . . . . . . . . . . . . . . . . .     3,328,839               2,470,000           858,839

(1) Includes Shares to be acquired by the Selling Shareholders upon exercise of the Warrants.
(2)  Assumes the sale of all Shares offered hereunder.
(3)  Includes 30,000 shares issuable upon exercise of a consultants' warrant.
(4) Includes 10,000 shares beneficially by Lorraine Totino individually. Mr. Totino disclaims beneficial ownership.
(5) Includes 44,875 shares beneficially owned by Marilyn Olin Berger. Mr. Berger disclaims beneficial ownership to such shares.
(6) Includes 67,500 shares beneficially owned by Mr. Singer individually of which 20,000 shares are issuable upon exercise of a consultants' warrant. Mrs. Singer disclaims beneficial ownership of these shares.
(7)  Includes 20,000 shares issuable upon exercise of a consultants' warrant.
*    Less than 1%.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Shareholders, or their pledges, donees, transferees or successors in interest, may sell Shares from time to time in one or more transactions (which may include block transactions) on the NASDAQ SmallCap System at market prices prevailing at the time of the sale or at prices otherwise negotiated.

     The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.